QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-116241

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 17, 2004

$3,500,000,000

Credit Suisse First Boston (USA), Inc.

$500,000,000 Floating Rate Notes due January 15, 2010

$1,000,000,000 4 1/8% Notes due January 15, 2010

$2,000,000,000 4 7/8% Notes due January 15, 2015

        We will pay interest on the floating rate notes each January 15, April 15, July 15 and October 15. The first interest payment on the floating rate notes will be made on January 15, 2005. The interest rate per annum on the floating rate notes for each interest period will be reset quarterly and will be equal to three-month LIBOR plus .24%, other than with respect to the interest period ending on January 15, 2005, for which the interest rate will be equal to one-month LIBOR plus .24%, and in certain other circumstances described herein.

        We will pay interest on the 4 1/8% notes and the 4 7/8% notes each January 15 and July 15. The first interest payment on the 4 1/8% notes and the 4 7/8% notes will be made on July 15, 2005.

        In this prospectus supplement, we refer to the floating rate notes, the 4 1/8% notes and the 4 7/8% notes collectively as the notes.

        We may redeem the notes of any series upon the occurrence of certain tax events at the principal amount of the notes being redeemed plus accrued interest. There is no sinking fund for the notes.

        None of the notes will be listed.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to the Company (1)
Per Floating Rate Note	100%	.35%	99.65%
Total for Floating Rate Notes	$500,000,000	$1,750,000	$498,250,000
Per 4 1/8% Note	99.951%	.35%	99.601%
Total for 4 1/8% Notes	$999,510,000	$3,500,000	$996,010,000
Per 4 7/8% Note	99.53%	.45%	99.08%
Total for 4 7/8% Notes	$1,990,600,000	$9,000,000	$1,981,600,000
(1)
Plus accrued interest, if any, from December 15, 2004.

        Delivery of the notes in book-entry form only will be made through The Depository Trust Company on or about December 15, 2004. You may elect to hold interests in the notes through Clearstream, Luxembourg and Euroclear.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Floating Rate Notes due January 15, 2010 and 4 1/8% Notes due January 15, 2010
Credit Suisse First Boston
Banc of America Securities LLC	BNP PARIBAS
BNY Capital Markets, Inc.	Comerica Securities
Danske Markets	HSBC
JPMorgan	KeyBanc Capital Markets
Mellon Financial Markets, LLC	Morgan Keegan & Company, Inc.

Trilon International Inc.

4 7/8% Notes due January 15, 2015
Credit Suisse First Boston
Banc of America Securities LLC	BB&T Capital Markets
BNP PARIBAS	BNY Capital Markets, Inc.
Comerica Securities	Danske Markets
HSBC	JPMorgan
KeyBanc Capital Markets	Mellon Financial Markets, LLC

The Williams Capital Group, L.P.

The date of this prospectus supplement is December 8, 2004.

        You should rely only on the information contained in this document or to which we referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        We are offering the notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. We refer you to "Underwriting" beginning on page S-18 of this prospectus supplement.

        In this prospectus supplement and accompanying prospectus, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse First Boston (USA), Inc. and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

CREDIT SUISSE FIRST BOSTON (USA), INC.

        We are a leading integrated investment bank serving institutional, corporate, government and high-net-worth individual clients. We provide our clients with a broad range of products and services that include securities underwriting, sales and trading, financial advisory services, private equity investments, full service brokerage services, derivatives and risk management products and investment research. We are the product of a business combination. On November 3, 2000, Credit Suisse Group, or CSG, acquired Donaldson, Lufkin & Jenrette, Inc., or DLJ. CSG is a global financial services company providing a comprehensive range of insurance, banking and investment banking products. Credit Suisse First Boston LLC, CSG's principal U.S. registered broker-dealer subsidiary (formerly known as Credit Suisse First Boston Corporation), became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit, or CSFB, of CSG.

        For further information about our company, we refer you to the accompanying prospectus and the documents referred to under "Incorporation by Reference" on page S-23 of this prospectus supplement and "Where You Can Find More Information" on page 2 of the accompanying prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

		Year Ended December 31,
	Nine Months Ended September 30, 2004
		2003	2002		2001		2000		1999
Ratio of earnings to fixed charges(1)	1.17	1.12	0.91	(2)	0.95	(3)	0.74	(4)	1.18

(1)
For the purpose of calculating the ratio of earnings to fixed charges, (a) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes, minority interests, discontinued operations, extraordinary items and cumulative effect of change in accounting principle less minority interests of subsidiaries that have not earned fixed charges and (b) fixed charges consist of interest expenses and one-third of rental expense, which is deemed representative of an interest factor.

(2)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $481 million for the year ended December 31, 2002.

(3)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $464 million for the year ended December 31, 2001.

(4)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $1.8 billion for the year ended December 31, 2000.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        We are providing or incorporating by reference in this prospectus supplement selected historical financial information of Credit Suisse First Boston (USA), Inc. We derived this information from the consolidated financial statements of Credit Suisse First Boston (USA), Inc. for each of the periods presented. The information is only a summary and should be read together with the detailed information and financial statements included in the documents referred to under "Incorporation by Reference" on page S-23 of this prospectus supplement and "Where You Can Find More Information" on page 2 of the accompanying prospectus.

        Our interim consolidated statement of operations data and statement of financial condition data as of and for the nine months ended September 30, 2004 and 2003 are unaudited and include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on interim results as being indicative of results we may expect for the full year.

	As of and for the nine months ended September 30,			As of and for the year ended December 31,
	2004	2003		2003	2002	2001	2000	1999
	(unaudited)			(in millions)
Selected Consolidated Statement of Operations Data(1)(2):
Revenues:
Total net revenues	$4,730	$3,710	(3)	$4,997	$4,963	$6,506	$4,895	$4,561
Total expenses	3,537	3,283		4,428	5,444	6,970	6,681	3,821
Income (loss) from continuing operations before provision (benefit) for income taxes, minority interests, discontinued operations, extraordinary items and cumulative effect of a change in accounting principle(2)	1,193	427	(3)	569	(481)	(464)	(1,786)	740
Net income (loss)	478	1,190	(3)	1,192	(257)	(217)	(1,034)	601

Selected Consolidated Statement of Financial Condition Data(1)(2):
Total assets	$270,727	$241,305		$241,566	$236,455	$220,065	$215,170	$109,012
Long-term borrowings	26,219	24,016		24,321	23,094	15,663	11,258	5,160
Redeemable trust securities	—	—		—	—	—	200	200
Total stockholders' equity	10,474	9,599		9,641	8,089	7,480	7,173	3,907

(1)
We are part of CSFB and CSG, but our results do not reflect their overall performance. The consolidated statement of operations data and consolidated statement of financial condition data as of and for the year ended December 31, 1999 represent the data of DLJ. The consolidated statement of operations data for the year ended December 31, 2000 represent the results of operations of only DLJ for the period from January 1, 2000 to November 2, 2000 and both DLJ and Credit Suisse First Boston LLC for the period from November 3, 2000 to December 31, 2000. The consolidated statement of operations data for the nine months ended September 30, 2004 and

  2003 and for the years ended December 31, 2001, 2002 and 2003 represent the results of operations of both DLJ and Credit Suisse First Boston LLC. The consolidated statement of financial condition data as of September 30, 2004 and 2003 and as of December 31, 2000, 2001, 2002 and 2003 represent the data of both DLJ and Credit Suisse First Boston LLC. Due to the inclusion of Credit Suisse First Boston LLC data from November 3, 2000 through September 30, 2004, our financial statements that include such periods may not be fully comparable with prior periods.

  Prior-period financial data have been restated to reflect the contribution by Credit Suisse First Boston, Inc., or CSFBI, an indirect wholly-owned subsidiary of CSG, of Credit Suisse First Boston Management LLC, or Management LLC, to us in March 2003. The transfer was accounted for at historical cost in a manner similar to pooling-of-interest accounting because Management LLC and we were under the common control of CSFBI at the time of the transfer. We have restated our financial information to reflect the financial information of Management LLC as if we had acquired it on November 3, 2000, the date that we were acquired by CSFBI. Such restated financial information as of December 31, 2001 and 2000 and for the year ended December 31, 2000 is unaudited.

  Prior-period financial data have also been restated to reflect the transfer by CSFBI of the high-net-worth business, or the HNW Business, of Credit Suisse Asset Management, LLC, or CSAM, a wholly owned subsidiary of CSFBI, to us in March 2004. The transfer was accounted for at historical cost in a manner similar to pooling-of-interest accounting because CSAM and we were under the common control of CSFBI at the time of transfer. We have restated our financial information to reflect the financial information of the HNW Business as if we had acquired it on November 3, 2000, the date that we were acquired by CSFBI. Such restated financial information as of December 31, 2001 and 2000 and for the year ended December 31, 2000 is unaudited.

(2)
On May 1, 2003, we sold the Pershing unit, or Pershing, to The Bank of New York Company, Inc. and reported a pre-tax gain of approximately $1.3 billion and an after-tax gain of $852 million. We have presented the assets and liabilities of Pershing as of December 31, 2002 as "Assets held for sale" and "Liabilities held for sale" in our consolidated statements of financial condition. The operating results of Pershing for all periods, including the gain on sale, have been presented as "Discontinued operations" in the consolidated statements of operations.

(3)
As previously disclosed, in early 2004, we identified erroneous profit recorded in the three and nine months ended September 30, 2003 on certain intercompany residential mortgage securitization-related transactions. For the three and nine months ended September 30, 2003, each of total net revenues and income from continuing operations has been reduced by $37 million, and net income has been reduced by $24 million, from that previously filed with the Securities and Exchange Commission on Form 10-Q for the quarterly period ended September 30, 2003.

USE OF PROCEEDS

        The net proceeds from this offering will be $3,475,296,700, after deducting the underwriters' discount and certain offering expenses. We intend to use the net proceeds for our general corporate purposes, which may include the rationalization of our debt capital structure. We refer you to "Capitalization".

CAPITALIZATION

        The table below shows our consolidated capitalization as of September 30, 2004. The "As Adjusted" column reflects the issuance of the notes in this offering. Except as disclosed in this prospectus supplement, there has been no material change in our capitalization since September 30, 2004. You should read this table along with our consolidated financial statements, which are included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2004
	Actual	As Adjusted
	(in millions)
Debt:
Commercial paper and short-term borrowings	$18,131	$18,131

Long-term borrowings(1)	26,219	29,719

Total long-term debt	26,219	29,719

Stockholders' Equity:
Common Stock $.10 par value (50,000 shares authorized; 1,100 shares issued and outstanding)(2)	—	—
Paid-in capital	8,366	8,366
Retained earnings	2,265	2,265
Accumulated other comprehensive loss	(157)	(157)

Total stockholders' equity	10,474	10,474

Total capitalization	$54,824	$58,324

(1)
Includes current portion of long-term borrowings of $3.3 billion.

(2)
All of such shares are owned by CSFBI.

DESCRIPTION OF NOTES

        This description of the terms of the notes adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description.

        We will issue the notes of each series under an indenture, dated as of June 1, 2001, between us and JPMorgan Chase Bank, as trustee, which is more fully described in the accompanying prospectus under "Description of Debt Securities" beginning on page 5 of the accompanying prospectus.

        We may, without consent of the holders, increase the principal amount of the notes of any series in the future, on the same terms and conditions and with the same CUSIP number as the notes of such series being offered hereby, as more fully described in "—Further Issues" below.

        The notes of each series will be our unsecured obligations and will rank prior to all of our subordinated indebtedness and on an equal basis with all of our other senior unsecured indebtedness.

        We may redeem the notes of any series upon the occurrence of certain tax events at the principal amount of the notes being redeemed plus accrued interest, as more fully described in "—Tax Redemption" below. There is no sinking fund for the notes. If not redeemed earlier, the floating rate notes and the 4 1/8% notes are due and payable at their principal amount on January 15, 2010 and the 4 7/8% notes are due and payable at their principal amount on January 15, 2015.

        None of the notes will be listed.

        "Business day," with respect to any series of notes and any place of payment, means any day which is not a Saturday, Sunday or any other day on which banking institutions in such place of payment are authorized or obligated by law or regulation to close.

General

        The floating rate notes are being issued in an aggregate principal amount of $500,000,000 and will mature on January 15, 2010. The 4 1/8% notes are being issued in an aggregate principal amount of $1,000,000,000 and will mature on January 15, 2010. The 4 7/8% notes are being issued in an aggregate principal amount of $2,000,000,000 and will mature on January 15, 2015. Each series of notes will be issued in the form of one or more fully registered global securities in denominations of $1,000 or integral multiples of $1,000.

Interest—Floating Rate Notes

        The floating rate notes will bear interest at an interest rate per annum which will be reset quarterly, determined in the manner described below. Interest on the floating rate notes will begin to accrue on December 15, 2004. We will pay interest on the floating rate notes on January 15, April 15, July 15 and October 15 of each year, beginning January 15, 2005, to the persons who are registered as the owners of the floating rate notes at the close of business on the preceding January 1, April 1, July 1 and October 1, except that interest payable at maturity will be paid to the same persons to whom principal of the floating rate notes is payable. If any day on which a payment is due is not a business day, then the holder of the floating rate note will not be entitled to payment of the amount due until the next business day and will not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under "—Payment of Additional Amounts" in this prospectus supplement."

        Accrued interest on the floating rate notes will be calculated by multiplying the aggregate principal amount of the floating rate notes by an accrued interest factor. The accrued interest factor will be computed by adding the interest factor calculated for each day in the period for which interest is being paid. The interest factor for each such day will be computed by dividing the interest rate applicable to such date (determined in the manner set forth below) by 360. The interest rate in effect on any interest determination date will be the applicable rate as determined on that date. The interest rate applicable to any other day is the interest rate for the immediately preceding interest determination date.

        The floating rate notes will bear interest for each interest period at a rate per annum determined by the calculation agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The rate at which interest on the floating rate notes will be payable during the initial interest period from December 15, 2004 to (but excluding) January 15, 2005 will be equal to one-month LIBOR (which we define below) on the initial interest determination date plus .24%. The rate at which interest on the floating rate notes will be payable during each subsequent quarterly interest period will be equal to three-month LIBOR (which we define below) on the interest determination date for that interest period plus .24%, as the case may be. Notwithstanding the two preceding sentences, in certain circumstances described below, the interest rate will be determined without reference to one-month LIBOR or three-month LIBOR. Promptly upon each such determination, the calculation agent will notify us and the trustee, if the trustee is not then serving as the calculation agent, of the interest rate for the new interest period. The interest rate determined by the calculation agent, absent manifest error, will be binding and conclusive upon the beneficial owners and holders of the floating rate notes, us and the trustee.

        If the following circumstances exist on any interest determination date, the calculation agent will determine the interest rate for the floating rate notes as follows:

          (1)   In the event no reported rate (or, with respect to the initial interest determination date, no initial reported rate) appears on the designated LIBOR page as of approximately 11:00 a.m., London time, on an interest determination date, the calculation agent will request the principal London offices of each of four major reference banks (which may include the underwriters or their affiliates) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which three-month deposits (or, in the case of the initial interest determination date, one-month deposits) in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such interest determination date, that is representative of single transactions in dollars at such time (the "representative amounts"). If at least two rate quotations are provided, the interest rate will be the arithmetic mean of the rate quotations obtained by the calculation agent, plus .24%.

          (2)   In the event no reported rate (or, with respect to the initial interest determination date, no initial reported rate) appears on the designated LIBOR page as of approximately 11:00 a.m., London time, on an interest determination date and there are fewer than two rate quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date, by three major reference banks (which may include the underwriters or their affiliates) in New York City selected by the calculation agent (after consultation with us), for loans in representative amounts in dollars to leading European banks, having an index maturity of three months (or, in the case of the initial interest determination date, one month) for a period commencing on the second London business day immediately following such interest determination date, plus .24%; provided, however, that if fewer than three reference banks selected by the calculation agent are quoting such rates, the interest rate for the applicable interest period will be the same as the interest rate in effect for the immediately preceding interest period, except that, with respect to the interest period immediately following the initial interest period, the interest rate applicable to such interest period will be the same as the three-month LIBOR rate (or other three-month rate specified in clause (1) or (2) above, if applicable) as would have been determined on the initial interest determination date (had such determination been made on such date) plus .24%, if such rate can be determined.

        All percentages resulting from any calculation on the floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the floating rate notes will be rounded to the nearest cent (with one-half cent being rounded upward). Upon the request of a holder of the floating rate notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest period.

        The following definitions apply to the floating rate notes:

  "calculation agent" means JPMorgan Chase Bank, or its successor appointed by us, acting as calculation agent;

  "designated LIBOR page" means the display on Page 3750 of Moneyline Telerate, Inc. (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for dollars (or such other page as may replace that page on that service for the purpose of displaying such rates);

  "interest determination date" means the second London business day immediately preceding the first day of the relevant interest period;

  "initial interest determination date" means the second London business day immediately preceding December 15, 2004;

  "interest period" means the period commencing on an interest payment date for the floating rate notes (or, with respect to the initial interest period only, commencing on December 15, 2004) and ending on the day before the next succeeding interest payment date for the floating rate notes;

  "London business day" means a day that is both a business day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market;

  "one-month LIBOR," for the initial interest determination date, will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of one month for a period commencing on the second London business day immediately following the initial interest determination date in amounts of not less than $1,000,000, as such rate appears on the designated LIBOR page or a successor reporter of such rates selected by the calculation agent and acceptable to us, at approximately 11:00 a.m., London time, on the interest determination date (the "initial reported rate"); and

  "three-month LIBOR," for any interest determination date, will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months for a period commencing on the second London business day immediately following the interest determination date in amounts of not less than $1,000,000, as such rate appears on the designated LIBOR page or a successor reporter of such rates selected by the calculation agent and acceptable to us, at approximately 11:00 a.m., London time, on the interest determination date (the "reported rate").

Interest—4 1/8% Notes

        The 4 1/8% notes will bear interest at the rate of 4 1/8% per annum. Interest on the 4 1/8% notes will begin to accrue on December 15, 2004. We will pay interest on the 4 1/8% notes on January 15 and July 15 of each year, beginning July 15, 2005, to the persons who are registered as the owners of the 4 1/8% notes at the close of business on the preceding January 1 and July 1, except that interest payable at maturity will be paid to the same persons to whom principal of the 4 1/8% notes is payable. Interest on the 4 1/8% notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If any day on which a payment is due is not a business day, then the holder of a 4 1/8% note will not be entitled to payment of the amount due until the next business day and will not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under "—Payment of Additional Amounts" in this prospectus supplement.

Interest—4 7/8% Notes

        The 4 7/8% notes will bear interest at the rate of 4 7/8% per annum. Interest on the 4 7/8% notes will begin to accrue on December 15, 2004. We will pay interest on the 4 7/8% notes on January 15 and July 15 of each year, beginning on July 15, 2005, to the persons who are registered as the owners of the 4 7/8% notes at the close of business on the preceding January 1 and July 1, except that interest payable at maturity will be paid to the same persons to whom the principal of the 4 7/8% notes is payable. Interest on the 4 7/8% notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If any day on which a payment is due is not a business day, then the holder of a 4 7/8% note will not be entitled to payment of the amount due until the next business day and will not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under "—Payment of Additional Amounts" in this prospectus supplement.

Tax Redemption

        We may redeem the notes of any series at our option at any time, in whole but not in part, on giving not less than 30 nor more than 60 days' notice, at the principal amount of such notes being redeemed, together with accrued interest to the date of redemption, if we have or will become obligated to pay additional interest on the notes as described under "—Payment of Additional Amounts" below as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after December 15, 2004, and such obligation cannot be avoided by our taking reasonable measures available to us, provided that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional interest were a payment in respect of the notes of such series then due. Prior to the publication of any notice of redemption pursuant to this paragraph, we will deliver to the trustee a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred, and an opinion of independent counsel of recognized standing to the effect that we have or will become obligated to pay such additional interest as a result of such change or amendment.

Payment of Additional Amounts

        We will, subject to the exceptions and limitations set forth below, pay additional amounts to the holder of a note that is a non-U.S. holder (which we define under the heading "Certain United States Federal Income Tax Considerations" in this prospectus supplement) as may be necessary so that every net payment on such note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such note to be then due and payable. However, we will not be required to make any such payment of additional amounts for or on account of:

  •
  any tax, assessment or other governmental charge that would not have been imposed but for (a) the existence of any present or former connection between such holder and the United States, including, without limitation, such holder being or having been a citizen or resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein or (b) such holder's past or present status as a personal holding company, foreign personal holding company or private foundation or other tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

  •
  any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

  •
  any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

  •
  any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a note;

  •
  any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from a payment on a note, if such payment can be made without such deduction or withholding by any other paying agent;

  •
  any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

  •
  any tax, assessment or other governmental charge imposed on a holder of a note that actually or constructively owns 10 percent or more of the combined voting power of all classes of our stock or that is a controlled foreign corporation related to us through stock ownership; or

  •
  any withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or 22 January 2003 (including the directive adopted by the Council of the European Union on June 3, 2003), or any law implementing or complying with, or introduced in order to conform to, such Directive;

nor will such additional amounts be paid with respect to a payment on a note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such note.

Book-Entry, Delivery and Form

        We will issue the notes of each series in the form of one or more fully registered global securities, or the global notes, in denominations of $1,000 or integral multiples of $1,000. We will deposit the notes of each series with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, as the depositary, and will register the notes of each series in the name of Cede & Co., DTC's nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. You may elect to hold interests in the global notes through either DTC (in the United States) or Clearstream Banking, société anonyme, which we refer to as Clearstream, Luxembourg, or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, which we refer to as Euroclear, (outside of the United States) if you are participants of such systems, or indirectly through organizations which are participants in such systems. Interests held through Clearstream, Luxembourg and Euroclear will be recorded on DTC's books as being held by the U.S. depositary for each of Clearstream, Luxembourg and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants' customers' securities accounts. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        As long as the notes of a series are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream, Luxembourg or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date.

        We have been advised by DTC, Clearstream, Luxembourg and Euroclear, respectively, as follows:

  •
  As to DTC: DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  •
  As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

    Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including United States dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

    As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include the underwriters for the notes. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

    Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

  •
  As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

    Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the notes. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

    The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

    The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

    •
    transfers of securities and cash within Euroclear;

    •
    withdrawal of securities and cash from Euroclear; and

    •
    receipt of payments with respect to securities in Euroclear.

    All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

    Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

Global Clearance and Settlement Procedures

        You will be required to make your initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Notes

        If any of the events described under the last paragraph of "Description of Debt Securities—Book-Entry System" on page 6 of the accompanying prospectus occurs, we will issue certificated form of definitive notes in an amount equal to a holder's beneficial interest in the notes. Definitive notes will be issued in denominations of $1,000 or integral multiples of $1,000, and will be registered in the name of the person DTC specifies in a written instruction to the registrar of the notes.

        In the event definitive notes are issued:

  •
  holders of definitive notes will be able to receive payments of principal and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan;

  •
  holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of JPMorgan Chase Bank. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

  •
  any moneys we pay to our paying agents for the payment of principal and interest on the notes which remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive notes may look only to us, as general unsecured creditors, for payment.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the notes of a series, create and issue further notes of such series ranking on an equal basis with the notes of such series being offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes will be consolidated and form a single series with the notes of such series being offered hereby and will have the same terms as to status, redemption or otherwise as the notes of such series being offered hereby.

Notices

        Notices to holders of the notes will be made by first class mail, postage prepaid, to the registered holders.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes. This summary deals only with holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax-exempt organization or person whose "functional currency" is not the U.S. dollar.

        This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

        You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

        You are a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. You are a non-U.S. holder if you are not a U.S. person for U.S. federal income tax purposes.

U.S. Holder

        Payments or Accruals of Interest.    Payments or accruals of interest on a note will generally be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting.

        Purchase, Sale and Retirement of Notes.    When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under "—Payments or Accruals of Interest") and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note to you.

        The gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is taxed at lower rates than ordinary income or short-term capital gain. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Non-U.S. Holder

        Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding, payments to you of principal and interest on a note will not be subject to the 30% U.S. federal withholding tax, provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and are not a controlled foreign corporation related to us through stock ownership; and

  •
  you provide a statement signed under penalties of perjury that includes your name and address and certify that you are a non-U.S. holder in compliance with applicable requirements by completing a Form W-8BEN, or otherwise satisfy documentary evidence requirements for establishing that you are a non-U.S. holder.

        You will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or retirement of the note unless the gain is effectively connected with your trade or business in the United States or, if you are an individual, you are present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met. If you are subject to U.S. federal income taxation on a net basis in respect of the note, you will generally be taxable under the same rules that govern the taxation of a U.S. holder.

Information Reporting and Backup Withholding

        The paying agent must file information returns with the U.S. Internal Revenue Service in connection with note payments made to certain U.S. holders. If you are a U.S. holder, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes.

        If you are not a non-U.S. holder, you may have to comply with certification procedures to establish that you are a non-U.S. holder in order to avoid information reporting and backup withholding tax requirements.

        Information reporting and backup withholding requirements will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker, provided that such broker:

  •
  derives less than 50% of its gross income for a particular period from the conduct of a trade or business in the United States;

  •
  is not a controlled foreign corporation for U.S. federal income tax purposes; and

  •
  is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by U.S. holders or is engaged in the conduct of a U.S. trade or business.

        Payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a note by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

EUROPEAN UNION DIRECTIVE
ON TAXATION OF CERTAIN INTEREST PAYMENTS

        On June 3, 2003, the Council of the European Union adopted a directive on the taxation of savings income. Pursuant to the directive, a member state of the European Union will be required to provide to the tax authorities of other member states information regarding payments of interest (or other similar income) paid by a person within its jurisdiction to individual residents of such other member states, except that Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments. Subject to certain conditions, the provisions of the directive will be effective as of January 1, 2005.

        You should consult your own tax advisers regarding the application of the directive or any similar directive.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated December 8, 2004, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC is acting as representative, the following respective principal amounts of the notes:

Floating Rate Notes due January 15, 2010 and 4 1/8% Notes due January 15, 2010

Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of 4 1/8% Notes
Credit Suisse First Boston LLC	$447,500,000	$895,000,000
Banc of America Securities LLC	5,000,000	10,000,000
BNP Paribas Securities Corp	5,000,000	10,000,000
BNY Capital Markets, Inc.	5,000,000	10,000,000
Comerica Securities, Inc.	5,000,000	10,000,000
Danske Markets Inc.	5,000,000	10,000,000
HSBC Securities (USA) Inc.	5,000,000	10,000,000
J.P. Morgan Securities Inc.	5,000,000	10,000,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	5,000,000	10,000,000
Mellon Financial Markets, LLC	5,000,000	10,000,000
Morgan Keegan & Company, Inc.	5,000,000	10,000,000
Trilon International Inc.	2,500,000	5,000,000

Total	$500,000,000	$1,000,000,000

4 7/8% Notes due January 15, 2015

Underwriter	Principal Amount of 4 7/8% Notes
Credit Suisse First Boston LLC	$1,790,000,000
Banc of America Securities LLC	20,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	20,000,000
BNP Paribas Securities Corp.	20,000,000
BNY Capital Markets, Inc.	20,000,000
Comerica Securities, Inc.	20,000,000
Danske Markets Inc.	20,000,000
HSBC Securities (USA) Inc.	20,000,000
J.P. Morgan Securities Inc.	20,000,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	20,000,000
Mellon Financial Markets, LLC	20,000,000
The Williams Capital Group, L.P.	10,000,000

Total	$2,000,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes of a series if any of the notes of that series are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes of that series may be terminated.

        The underwriters propose to offer the floating rate notes and the 4 1/8% notes initially at the public offering price on the cover page of this prospectus supplement, and to selling group members at that price less a selling concession of .20% of the principal amount per floating rate note. The underwriters and selling group members may allow a discount of .10% of the principal amount per floating rate note or 4 1/8% note on sales of such notes to other broker/dealers. The underwriters propose to offer the 4 7/8% notes initially at the public offering price on the cover page of this prospectus supplement, and to selling group members at that price less a selling concession of .30% of the principal amount per 4 7/8% note. The underwriters and selling group members may allow a discount of .15% of the principal amount per 4 7/8% note on sales of such notes to other broker/dealers. After the initial public offering, the representative may change the public offering price and concession and discount to broker/dealers.

        We estimate that our out-of-pocket expenses for this offering will be approximately $563,300.

        Each series of notes is a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes of each series. However, they are not obligated to do so and may discontinue making a secondary market for the notes of any series at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, may use this prospectus supplement, together with the accompanying prospectus, in connection with the offers and sales of notes of any series related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, has any obligation to make a market in the notes of any series and may discontinue any market-making activities at any time without notice, at its sole discretion.

        Credit Suisse First Boston LLC, one of the underwriters, is our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Section 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

        In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

        We have agreed to indemnify the underwriters against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments, which the underwriters may be required to make in that respect.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The underwriters will close out any short position by purchasing notes in the open market.

  •
  Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

        In particular, each underwriter has represented and agreed that:

  •
  it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us;

  •
  it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

  •
  it and each of its affiliates have not (i) offered or sold, and will not offer or sell, the notes by means of any document, to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not consitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any invitation, document or advertisement relating to notes in Hong Kong (unless permitted to do so under the securities laws of Hong Kong) other than with respect to notes intended to be disposed of outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent;

  •
  this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes has not been and will not be registered as a prospectus with the Registrar of Companies and Businesses in Singapore, and the notes will be offered in Singapore pursuant to an exemption invoked under Section 106C and Section 106D of the Companies Act, Chapter 50 of Singapore, or the Singapore Companies Act. Accordingly, the notes may not be offered or sold, nor may this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 106D of the Singapore Companies Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act;

  •
  it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the notes and that it will comply with the Securities Selling Prospectus Act of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz). In particular, each underwriter has undertaken not to engage in a public offering in the Federal Republic of Germany with respect to any notes otherwise than in accordance with the Securities Selling Prospectus Act and any other act replacing or supplementing the Securities Selling Prospectus Act and all other applicable laws and regulations;

  •
  the notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, and that such offers, sales and distributions have been and will be made in the Republic of France only to (a) qualified investors (investisseurs qualifiés) and/or (b) a restricted group of investors (cercle restreint d'investisseurs), all as defined in Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998; and

  •
  the notes may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, among others, treasuries and finance companies of large enterprises, which trade or invest in securities in the course of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the course of their profession or trade may not participate in the offering of the notes, and this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes may not be considered an offer or the prospect of an offer to sell or exchange the notes.

        Credit Suisse First Boston LLC will make the notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC based on transactions the underwriter conducts through the system. Credit Suisse First Boston LLC will make the notes available to its customers through the internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

        We expect that delivery of each series of notes will be made against payment therefor on or about December 15, 2004, which will be the fifth business day following the date hereof (we refer to this cycle as "T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the following business day will be required, by virtue of the fact that the notes will initially settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under "—Resale Restrictions".

Rights of Action (Ontario Purchasers)

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement and the accompanying prospectus contains a misrepresentation. Such a purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If such a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

ERISA

        By its purchase of the notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of such notes through and including the date of disposition of such notes either that:

  •
  it is not an "employee benefit plan" subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, an entity whose underlying assets include the assets of any such employee benefit plan or plan by reason of Department of Labor regulation section 2510.3-101 or otherwise, or a governmental plan subject to other federal, state or local laws that are substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code; or

  •
  the acquisition, holding and disposition of such notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, violate a similar prohibition under any substantially similar federal, state or local law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

        Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local laws should consult its counsel.

INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. For information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we refer you to "Where You Can Find More Information" on page 2 of the accompanying prospectus.

        In addition to the documents listed in the accompanying prospectus, we incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering of the notes is completed:

  •
  Our Annual Report of Form 10-K for the year ended December 31, 2003, filed on March 30, 2004;

  •
  Our Quarterly Report on Form 10-Q for the period ended March 31, 2004, filed on May 12, 2004, June 30, 2004, filed on August 9, 2004, and September 30, 2004, filed on November 9, 2004; and

  •
  Our Current Reports on Form 8-K filed on February 12, 2004, May 5, 2004, May 12, 2004, May 20, 2004, June 4, 2004, June 25, 2004, August 4, 2004, September 30, 2004, November 4, and December 7, 2004.

U.S. $15,000,000,000

Credit Suisse First Boston (USA), Inc.

Debt Securities
Warrants

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

        Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

The date of this prospectus is June 17, 2004.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $15,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which will be incorporated by reference until we sell all of the securities described in this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  our Quarterly Report on Form 10-Q for the period ended March 31, 2004 filed on May 12, 2004; and

  •
  our Current Reports on Form 8-K filed on February 12, 2004, May 5, 2004, May 12, 2004, May 20, 2004 and June 4, 2004.

        You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Credit Suisse First Boston (USA), Inc.
Eleven Madison Avenue
New York, New York 10010
Attention: Corporate Secretary
(212) 325-2000

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

        We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part that include the form of underwriting agreement, a copy of the senior indenture and the form of subordinated indenture. You should read the exhibits carefully for provisions that may be important to you.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", "plans", "estimates" or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements, including those described in this prospectus and any prospectus supplement or pricing supplement and the information incorporated by reference in this prospectus. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus except as otherwise required by applicable law.

USE OF PROCEEDS

        Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of these securities for general corporate purposes, including refinancing existing indebtedness.
We may also invest the net proceeds temporarily in short-term securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

			Year Ended December 31,
	Three Months Ended March 31, 2004
			2003	2002		2001		2000		1999
Ratio of earnings to fixed charges(1)	1.26	(2)	1.12	0.91	(3)	0.95	(4)	0.74	(5)	1.18

(1)
For the purpose of calculating the ratio of earnings to fixed charges, (a) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes, minority interests, discontinued operations, extraordinary items and cumulative effect of change in accounting principle and (b) fixed charges consist of interest expenses and one-third of rental expense, which is deemed representative of an interest factor.

(2)
The ratio of earnings to fixed charges includes the increase in net revenues as a result of our consolidation under Financial Accounting Standards Board Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities," as subsequently modified by FIN 46R, "Consolidation of Variable Interest Entities—an Interpretation of ARB 51," of certain private equity funds but excludes the offset that was recorded in minority interests.

(3)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $481 million for the year ended December 31, 2002.

(4)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $464 million for the year ended December 31, 2001.

(5)
The dollar amount of the deficiency in the ratio of earnings to fixed charges was $1.8 billion for the year ended December 31, 2000.

CREDIT SUISSE FIRST BOSTON (USA), INC.

        We are a leading integrated investment bank serving institutional, corporate, government and high-net-worth individual clients. We provide our clients with a broad range of products and services that include securities underwriting, sales and trading, financial advisory services, private equity investments, full service brokerage services, derivatives and risk management products and investment research. We are the product of a business combination. On November 3, 2000, Credit Suisse Group, or CSG, acquired Donaldson, Lufkin & Jenrette, Inc., or DLJ. CSG is a global financial services company providing a comprehensive range of insurance, banking and investment banking products. Credit Suisse First Boston LLC, CSG's principal U.S. registered broker-dealer subsidiary (formerly known as Credit Suisse First Boston Corporation), became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit, or CSFB, of CSG.

        Our principal executive offices are located at Eleven Madison Avenue, New York, New York 10010, and our telephone number is (212) 325-2000.

        All references to "we" or "us" in this prospectus are to Credit Suisse First Boston (USA), Inc.

DESCRIPTION OF DEBT SECURITIES

        We may issue either senior debt securities or subordinated debt securities. Senior debt securities and subordinated debt securities will be issued in one or more series under either the senior indenture or the subordinated indenture, as the case may be, between us and JPMorgan Chase Bank, as trustee. In the following discussion, we sometimes refer to the two indentures as the "indentures".

        This prospectus briefly outlines the provisions of the indentures. A copy of the senior indenture and the form of the subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. The indentures are substantially identical except for the subordination provision described below.

        We are a holding company and depend upon the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Since the creditors of any of our subsidiaries would generally have a right to receive payment that is superior to our right to receive payment from the assets of that subsidiary, holders of our debt securities will be effectively subordinated to creditors of our subsidiaries. In addition, the Exchange Act and the New York Stock Exchange impose net capital requirements on some of our subsidiaries which limit their ability to pay dividends and make loans and advances to us.

        In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

Issuances in Series

        The indentures do not limit the amount of debt we may issue. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. The debt securities will not be secured by any of our property or assets.

        The prospectus supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether the debt securities are senior or subordinated;

  •
  the total principal amount of the debt securities;

  •
  the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. If we issue original issue discount debt securities (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance), we will describe the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities in the applicable prospectus supplement;

  •
  the date or dates on which principal will be payable and whether the debt securities will be payable on demand by the holders on any date;

  •
  the manner in which we will calculate payments of principal, premium or interest and whether any payment will be fixed or based on an index or formula or the value of another security, commodity or other asset;

  •
  the interest payment dates;

  •
  optional or mandatory redemption terms;

  •
  authorized denominations, if other than $1,000 and integral multiples of $1,000;

  •
  the terms on which holders of the debt securities may or are required to convert or exchange these securities into or for our securities or securities of another entity and any specific terms relating to the conversion or exchange feature;

  •
  the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars;

  •
  whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of holders;

  •
  information describing any book-entry features;

  •
  whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

  •
  the names and duties of any co-trustees, depositories, authenticating agents, paying agents, transfer agents or registrars for any series; and

  •
  any other terms consistent with the above.

Payment and Transfer

        We will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent appointed by us. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

        Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

        Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Book-Entry System

        We may issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless we state otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

        DTC has advised us as follows:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

  •
  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

  •
  DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

  •
  Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

        So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

        We will make all payments of principal, premium and interest on the debt securities to the depositary. We expect that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

        Global certificates are generally not transferable. We will issue physical certificates to beneficial owners of a global note if:

  •
  the depositary notifies us that it is unwilling or unable to continue as depositary and we do not appoint a successor within 90 days;

  •
  the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days; or

  •
  we decide in our sole discretion that we do not want to have the debt securities of that series represented by global certificates.

Subordination

        When we use the term "senior indebtedness", we mean:

  •
  any money we have borrowed (other than money we owe to any of our subsidiaries);

  •
  any money borrowed by someone else where we have assumed or guaranteed their obligations, directly or indirectly;

  •
  any letters of credit and acceptances made by banks on our behalf; and

  •
  indebtedness that we have incurred or assumed in connection with the acquisition of any property.

        The subordinated indenture provides that we cannot:

  •
  make any payments of principal, premium or interest on the subordinated debt securities;

  •
  acquire any subordinated debt securities; or

  •
  defease any subordinated debt securities;

        if

  •
  any senior indebtedness in an aggregate principal amount of more than $50.0 million has become due either on maturity or as a result of acceleration or otherwise and the principal, premium and interest on that senior indebtedness has not yet been paid in full by us; or

  •
  we have defaulted in the payment of any principal, premium or interest on any senior indebtedness in an aggregate principal amount of more than $50.0 million at the time the payment was due, unless and until the payment default is cured by us or waived by the holders of the senior indebtedness.

        In addition, if there is a default on any senior indebtedness other than a default by us in the payment of principal, premium or interest and that default would allow the holders of the senior indebtedness to accelerate the senior indebtedness so that it would become immediately due and payable at that time or in the future, then we may not be allowed to make any payments of principal, premium or interest on the subordinated debt securities. In order for this to happen, the holders of a majority in principal amount of all the senior indebtedness have to so notify us and the trustee.

        However, if the senior indebtedness is not accelerated within 180 days after notice was given, then we will have to pay the holders of the subordinated debt securities all of the money that they would have been paid during the 180-day payment blockage period and resume making regular payments on the subordinated debt securities. Only one payment blockage period can commence in any 360-day period, even if we or the trustee receive more than one notice. A default that existed upon the commencement of one payment blockage period cannot be the reason for starting a second payment blockage period unless we cured (or the holders of the senior indebtedness waived) the original default for a period of at least 90 days.

        If we make any payment to the trustee or the holders of the subordinated debt securities when we were not supposed to make the payment because of a payment blockage period, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness to the extent of their claims.

        If we are liquidated, the holders of the senior indebtedness will be entitled to receive payment in full for principal, premium and interest on the senior indebtedness before the holders of subordinated debt securities receive any of our assets. As a result, holders of subordinated debt securities may receive a smaller proportion of our assets in bankruptcy or liquidation than holders of senior indebtedness.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities, we will be in default on our obligations under the subordinated indenture if we do not make the payment when due. This means that the trustee and the holders of subordinated debt securities can take action against us, but they would not receive any money until the claims of the senior indebtedness have been fully satisfied.

        The subordinated indenture allows the holders of senior indebtedness to obtain specific performance of the subordination provisions from us or any holder of subordinated debt securities.

Consolidation, Merger or Sale

        We have agreed not to consolidate with or merge into any other person or convey or transfer all or substantially all of our properties and assets to any person, unless:

  •
  we are the continuing person; or

  •
  the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform.

        Also, if we consolidate, merge or convey or transfer all or substantially all of our properties and assets and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to outstanding debt securities or any debt securities issued thereafter.

        In either case, we will also have to deliver a certificate to the trustee stating that after giving effect to the merger there will not be any defaults under the applicable indenture and, if we are not the continuing person, an opinion of counsel stating that the merger and the supplemental indenture comply with these provisions and that the supplemental indenture is a legal, valid and binding obligation of the successor corporation. (Section 5.01)

Modification of the Indentures

        In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, the amendment cannot:

  •
  make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal we have to repay, changing the currency in which we have to make any payment of principal, premium or interest, modifying any redemption or repurchase right to the detriment of the holder, modifying any right to convert or exchange the debt securities for another security to the detriment of the holder, and impairing any right of a holder to bring suit for payment;

  •
  reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

  •
  waive any payment default; or

  •
  make any change to Section 9.02 of either indenture.

        However, if we and the trustee agree, we can amend the indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

        In particular, if we and the trustee agree, we can amend the indentures without notifying any holders or seeking their consent to add a guarantee from a third party on our outstanding and future debt securities to be issued under the indenture.

Events of Default

        When we use the term "event of default" in the indentures, here are some examples of what we mean.

        Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs if:

  •
  we fail to pay the principal or any premium on any debt security of that series when due;

  •
  we fail to pay interest when due on any debt security of that series for 30 days;

  •
  we fail to perform any other covenant in the indenture and this failure continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series;

  •
  a creditor commences involuntary bankruptcy, insolvency or similar proceedings against us or Credit Suisse First Boston LLC (or any successor to all or substantially all of its business), and we are unable to obtain a stay or a dismissal of that proceeding within 60 days; or

  •
  we or Credit Suisse First Boston LLC voluntarily seek relief under bankruptcy, insolvency or similar laws or a court enters an order for relief against us or Credit Suisse First Boston LLC under these laws.

        The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

        The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time. (Section 7.05)

        If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately, or accelerate:

  •
  the entire principal of the debt securities of such series; or

  •
  if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement. (Section 6.02)

        If the event of default occurs because we defaulted in a payment of principal or interest on the debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because we failed to perform any other covenant in the indenture or any covenant that we agreed to for the benefit of one or more series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because we become involved in bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. If the event of default occurs because we defaulted on some of our other indebtedness or because that indebtedness becomes accelerated as described above, then the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities outstanding under the indenture, voting as one class, can accelerate all of the debt securities outstanding under the indenture. Therefore, except in the case of a default by us on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

        The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities. (Section 6.04)

        Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 7.02) If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 6.05)

        We are not required to provide the trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

Defeasance

        When we use the term defeasance, we mean discharge from some or all of our obligations under the indentures. If we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

  •
  we will be discharged from our obligations with respect to the debt securities of such series; or

  •
  we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

        If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

        We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. We must also deliver a ruling to such effect received from or published by the Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

Concerning the Trustee

        JPMorgan Chase Bank has loaned money to us and certain of our subsidiaries and affiliates and provided other services to us and has acted as trustee under certain of our and our subsidiaries and affiliates' indentures in the past and may do so in the future as a part of its regular business.

Governing Law

        The laws of the State of New York will govern the indentures and the debt securities.

DESCRIPTION OF WARRANTS

General

        We may issue warrants, including warrants to purchase debt securities, as well as other types of warrants. Warrants may be issued independently or together with any debt securities and may be attached to or separate from such debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The forms of each of the warrant agreements have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. This prospectus briefly outlines certain general terms and provisions of the warrants we may issue. Further terms of the warrants and applicable warrant agreement will be set forth in the applicable prospectus supplement.

Warrants to Purchase Debt Securities

        The applicable prospectus supplement will describe the following terms of the warrants to purchase debt securities in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

  •
  the aggregate principal amount and terms of the debt securities purchasable upon exercise of such warrants;

  •
  the price at which and currency or currencies (including composite currencies) in which the debt securities purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

  •
  if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

  •
  if applicable, the designation and terms of the debt securities with which such warrants are issued and the number of such warrants issued with each such debt security;

  •
  if applicable, the date on and after which such warrants and the related debt securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Other Warrants

        We may also issue other warrants to purchase or sell, on terms to be determined at the time of sale,

  •
  securities of any entity unaffiliated with us, a basket of such securities, an index or indices of such securities or any combination of the foregoing;

  •
  currencies or composite currencies; or

  •
  commodities.

        We may satisfy our obligations, if any, with respect to any such warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will describe the following terms of any such warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

  •
  whether such warrants are put warrants or call warrants;

  •
  (a) the specific security, basket of securities, index or indices of securities or any combination of the foregoing and the amount thereof, (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of such warrants;

  •
  the purchase price at which and the currency or currencies (including composite currencies) with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same);

  •
  whether such exercise price may be paid in cash, by the exchange of any other security offered with such warrants or both and the method of such exercise;

  •
  whether the exercise of such warrants is to be settled in cash or by the delivery of the underlying securities or commodities or both;

  •
  the date on which the right to exercise such warrants will commence and when such right will expire;

  •
  if applicable, the minimum or maximum number of such warrants that may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

ERISA

        The Employee Retirement Income Security Act of 1974, as amended, or ERISA, imposes certain restrictions on employee benefit plans, including entities such as collective investment funds and separate accounts, that are subject to ERISA, which we refer to as ERISA Plans, and on persons who are fiduciaries with respect to such plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such plan who is considering the purchase of securities on behalf of such plan should determine whether such purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, prohibit certain transactions involving ERISA Plans or a plan, such as a Keogh plan or an individual retirement account, that is not subject to ERISA but is subject to Section 4975 of the Code, which together with ERISA Plans, we refer to as Plans, and certain persons, referred to as "parties in interest" under ERISA or "disqualified persons" under the Code having certain relationships with such Plans. We and certain of our subsidiaries, controlling shareholders and other affiliates may each be considered a "party in interest" or "disqualified person" with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if these securities are acquired by or with the assets of a Plan with respect to which one of these entities is a service provider, unless the securities are acquired pursuant to a statutory or an administrative exemption.

        The acquisition of the securities may be eligible for one of the exemptions noted below if the acquisition:

  •
  is made solely with the assets of a bank collective investment fund and satisfies the requirements and conditions of Prohibited Transaction Class Exemption, or PTCE, 91-38 issued by the Department of Labor;

  •
  is made solely with assets of an insurance company pooled separate account and satisfies the requirements and conditions of PTCE 90-1 issued by the Department of Labor;

  •
  is made solely with assets managed by a qualified professional asset manager and satisfies the requirements and conditions of PTCE 84-14 issued by the Department of Labor;

  •
  is made solely with assets of an insurance company general account and satisfies the requirements and conditions of PTCE 95-60 issued by the Department of Labor; or

  •
  is made solely with assets managed by an in-house asset manager and satisfies the requirements and conditions of PTCE 96-23 issued by the Department of Labor.

        Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code. Fiduciaries of any such plan should consult legal counsel before purchasing these securities.

        Under ERISA and the Code, the assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to that Plan or assets of an entity in which the Plan has invested. Thus, any insurance company proposing to invest assets of its general account in the securities should consider the extent to which such investment would be subject to the requirements of ERISA and the Code in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust Company and Savings Bank and the enactment of Section 401(c) of ERISA. In particular, such an insurance company should consider the retroactive and prospective exemptive relief granted by PTCE 95-60 and the regulations issued by the Department of Labor, 29 C.F.R. Section 2550.401c-1 (January 5, 2000).

        Please consult the applicable prospectus supplement for further information with respect to a particular offering.

PLAN OF DISTRIBUTION

        We may sell our securities through agents, underwriters, dealers or directly to purchasers.

        Agents who we designate may solicit offers to purchase our securities.

  •
  We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

  •
  Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

  •
  Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

  •
  We may use an underwriter or underwriters in the offer or sale of our securities.

  •
  If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

  •
  We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

  •
  The underwriters will use our prospectus supplement to sell our securities.

  •
  We may use a dealer to sell our securities.

  •
  If we use a dealer, we, as principal, will sell our securities to the dealer.

  •
  The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

  •
  We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

        If Credit Suisse First Boston LLC or our other broker-dealer subsidiaries or affiliates participate in the distribution of our securities, we will conduct the offering in accordance with the applicable provisions of Section 2720 of the National Association of Securities Dealers, Inc., or NASD, Conduct Rules.

        In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

        We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

        We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates, in the ordinary course of business.

        We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

  •
  If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

  •
  These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

  •
  We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

        Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, may use this prospectus and our prospectus supplements in connection with offers and sales of our securities in connection with market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, at prices that relate to the prevailing market prices of our securities at the time of the sale or otherwise. Any of our broker-dealer subsidiaries and affiliates, including Credit Suisse First Boston LLC, may act as principal or agent in these transactions. None of our broker-dealer subsidiaries and affiliates has any obligation to make a market in any of our offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

LEGAL MATTERS

        One of our Managing Directors and Counsel will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will pass upon certain legal matters for any agents or underwriters in connection with our offering of our securities. Cleary, Gottlieb, Steen & Hamilton provides legal services to us and our subsidiaries and affiliates from time to time.

EXPERTS

        We incorporate by reference into this prospectus and our registration statement our consolidated financial statements and financial statement schedule as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 included in the Form 8-K dated March 31, 2004. We have relied on the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference into this prospectus and our registration statement, and upon their authority as experts in accounting and auditing.

        The audit report covering the December 31, 2003 consolidated financial statements contains an explanatory paragraph that refers to a transaction accounted for in a manner similar to pooling-of-interests and to changes in accounting for variable interest entities, share-based compensation and presentation of segment information.

        With respect to the unaudited interim financial information for the periods ended March 31, 2004 and 2003, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our quarterly report on Form 10-Q for the quarter ended March 31, 2004, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

Credit Suisse First Boston (USA), Inc.

QuickLinks

TABLE OF CONTENTS
CREDIT SUISSE FIRST BOSTON (USA), INC.
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
EUROPEAN UNION DIRECTIVE ON TAXATION OF CERTAIN INTEREST PAYMENTS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
ERISA
INCORPORATION BY REFERENCE
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
Credit Suisse First Boston (USA), Inc. Eleven Madison Avenue New York, New York 10010 Attention: Corporate Secretary (212) 325-2000
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CREDIT SUISSE FIRST BOSTON (USA), INC.
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
ERISA
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS